Exhibit 10.9

LEASE CONTRACT

Vědeckotechnický park Plzeň, a. s.

Company Identification No.: 26392054

Tax Identification No.: CZ26392054

With its registered office at Plzeň, Teslova 3, postal code 301 00

Incorporated with the Commercial Register kept by the Regional Court in Plzeň, Section B, File No. 1160

Acting through Adolf Bláha, Chairman of the Board of Directors

Bank details: Československá obchodní banka, a. s.

Account No.: XXXXXXXX/XXXX

(hereinafter referred to as the “Landlord”)

and

Abcheck s.r.o.

Identification No.: 28471512

Tax Identification No.: CZ 28471512

With its registered office at Praha 1, Staré Město, Jáchymova 26/2, PSČ 11000

Incorporated with the Commercial Register kept by the Municipal Court in Prague, Section C, File No. 144019

Acting through Dr. Florian Fischer, Managing Director

Bank details: UniCredit Bank Czech Republic, a.s.

Account No.: XXXXXXXXXX/XXXX

(hereinafter referred to as the “Tenant”, the Landlord and the Tenant hereinafter jointly as the “Contracting Parties”)

on the below-mentioned day, month and year, according to Act No. 116/1990 Coll., on the Lease and Sublease of Non-Residential Premises, as amended, enter into this

Lease Contract

(hereinafter referred to as the “Contract”)

I.

Landlord’s Declarations

The Landlord hereby declares that it is the sole owner of the real estate: (i) Building Descriptive No. 1202 on Teslova Street in Plzeň, standing on Land Lot No. 1538/119, and (i) Land Lots Nos. 1538/12 1538/13, 1538/14 and 1538/121, all located in the cadastral district of Skvrňany, municipality of Plzeň, Plzeň – City District (hereinafter referred to as the “Building” and the Building and the Land Lots jointly as the “Real Estate”) and it is entitled to dispose of this Real Estate.

II.

Subject-Matter of the Contract

1.	The subject-matter of this Contract is the lease of non-residential premises located on the 3rd above-ground storey of the Building, specifically the following:

Premises No.
Property A, 3.40a	office	22.86 m2
Property A, 3.52	office	61.02 m2

(hereinafter referred to as the “Object of the Lease”)

2.	Under the terms and conditions hereof, the Landlord lets the Object of the Lease to the Tenant for temporary use and the Tenant rents it under these terms and conditions.

3.	The precise location of the Premises forming the Object of the Lease is clear from the drawing that forms Annex No. 1 to this Contract.

III.

Purpose of the Lease

1.	The purpose of the lease is to use the Premises as offices for carrying out administrative and consulting activities in connection with the Tenant’s line of activities and business.

2.	The Tenant’s line of business is manufacturing, commerce and services not listed in annexes 1 through 3 of the Act No. 455/1991 Coll., the Act on Trades (in the areas of:

–	Advisory and consulting activities, writing expert studies and reports,

–	Research and development in the area of natural and technical or social sciences,

–	Testing, measuring, analyzing and conducting controls).

The Tenants line of activities is:

–	Dealing with genetically modified organisms pursuant to Act No. 78/2004 Coll.

3.	Without the prior written approval of the Landlord, the Tenant shall not be entitled to use the Object of the Lease for purposes other than those according to this Article.

4.	The Landlord declares that the Object of the Lease has been approved for permanent use by the use permit No. STAV/244/08/BEZ-7, issued by Plzen municipal authority construction bureau on 20th February 2008, entry into legal force on 20th March 2008 and according to this use permit it is to be used as offices as concerns premises 3.40a and 3.52 A copy of the use permit forms Annex No. 3 to this Contract.

5.	The Landlord declares that the Object of the Lease is in the proper condition and that it is not aware of any obstacles that might prevent the Tenant from using it in accordance with the provisions of the foregoing Sections.

6.	The Tenant declares that the Landlord has made it duly familiar with the condition of the Object of the Lease and that the Object of the Lease is suited for the purpose of its use by the Tenant.

IV.

Rent and Terms of Payment

1.	The rent for the Object of the Lease is determined by agreement of the Contracting Parties as follows:

Office premises (Property A, 3.52 and Property A, 3.40a) 83.88 m2 – CZK 2,700.00/m2/year, i.e. CZK 226,476.00/year, i.e. CZK 18,873.00/month + VAT in the statutory amount

In case the lease period starts or terminates on other than first or last day of the calendar month the Tenant shall be obliged to pay only a proportionate part of the monthly rent.

2.	In connection with the rent, the Landlord shall charge VAT according to the applicable legal regulations.

3.	The Tenant declares that as of the date of signing of this Contract of Lease, it is a VAT payer.

4.	In the event that during the term of this Contract, the Tenant ceases to be a VAT payer, it shall notify this immediately, but not later than twenty (20) working days after the change takes place, to the Landlord, the sanction in the event of a failure to do so amounting to CZK 100,000.00.

5.	If the degree of inflation expressed by the increase in the consumer price index of EUROSTAT (MUICP – Monetary Union Index of Consumer Prices) as of the key date, which is the date this Contract comes into force, reaches 10% the rent will be increased commencing with the calendar year following the stated increase in index by 10%. A further increase in rent by 10% will take place similarly always when the degree of inflation expressed by the increase in consumer price index as of the key date reaches 10% in comparison with the first day of the month in which the last increase in rent occurred. The Landlord shall calculate the increase in the consumer price index and shall advise the Tenant of the increase, if any.

6.	The rent shall be payable as of the 15th day of the calendar month retroactively for the month that has ended. To this end, the Landlord shall be obliged to issue and deliver to the Tenant an invoice no later than by the 5th day of the calendar month. The invoice shall be payable within fourteen (14) days from the receipt by the Tenant.

7.	The Landlord is obliged to provide to the Tenant services to secure proper operation of the Premises and the Building (hereinafter referred to as the “Services”). The Services shall include electric energy, water rate, sewage charge, heating, gas, municipal waste disposal, security guard, cleaning and maintenance of the Real Estate and their vicinity. All Services provided by the Landlord or subcontracted to third parties shall be rendered for fair market prices. The cost of Services listed in Annex 5 shall be fair market prices. The Landlord shall maintain an open book policy and provide the Tenant, upon its request, with access to and copies of the documentation for the calculation of the payments for Services, including invoices from individual suppliers of utilities and services and accounts issuing from the performed meter readings.

8.	The Tenant undertakes to pay proportional costs for Services calculated as the proportion of the number of square metres of the Premises plus the respective share in the common premises and the total number of net rentable square metres of the Building (hereinafter referred to as the „Costs for Services”) based on an invoice issued by the Landlord. Detail on calculation of the proportional costs are listed in Annex No. 5 hereto. The invoice shall be payable within fourteen (14) days from the receipt by the Tenant.

9.

The rent and Costs for Services shall be payable in the form of a cashless transfer to the Landlord’s account kept by Československá obchodní banka, a.s., Account No. XXXXXXXX/XXXX. The variable symbol shall in all cases be the invoice number. The settlement date shall mean the date on which the respective amount is credited to the Landlord’s account, not the date of remittance of the concerned amount to the Landlord’s account on the part of the Tenant. Should the Tenant be in default in payment of the rent and Costs for Services according to the foregoing Sections hereof, it shall be obliged to pay contractual penalty to the Landlord in the amount of 0.05% of the due amount per day of the default. The Landlord’s right to interest on late payment is hereby excluded.

10.	The Tenant undertakes that, simultaneously with the first month’s rent, it will provide a security to the Landlord in the amount of two (2) monthly rents, i.e. CZK 38,746 (to wit: thirty eight thousand seven hundred and forty six Czech crowns) in order to secure the fulfilment of all the Tenant’s financial liabilities following from this Contract for the whole term of this Contract, namely including a possibly incurred claim for payment of the contractual penalty. The Tenant shall be obliged to deposit the security according to this Section in Bank Account No. XXXXXXXXXX/XXXX kept with Raiffeisenbank, a.s., Plzeň – Americká 1 branch. In the event of a partial or full drawing of this security due to the settlement of a claim of the Landlord, the Tenant shall be obliged to replenish it immediately to the original amount, however no later than within 5 days as of the receipt of the Landlord’s written request. Should the Tenant fail to deposit the security or to replenish it to its original amount in the event that it is drawn by the Landlord, not even within an additional period of 14 days from the receipt of a notice from the Landlord, the Landlord shall be entitled to withdraw from this Contract. The Landlord shall also be entitled to set off the deposited security by a unilateral act against any of its financial claims, including the claim for a contractual penalty.

11.	The Contracting Parties agree that the Landlord shall return the accepted security to the Tenant in the period of 1 month as of the termination of the landlord-tenant relationship established by this Contract and as of the actual takeover of a duly vacated Object of the Lease from the Tenant. As concerns unsettled financial liabilities of the Tenant toward the Landlord, the Landlord shall settle them by setting them off against the security and by the above-mentioned deadline, it will return to the Tenant only the balance of the security. The Landlord shall return the security or its balance, respectively, to the Tenant in the form of a cashless transfer to the Tenant’s account. The Landlord shall keep the security on a separate bank account according to Article IV Section 10, all interest raised from security mentioned above belongs to the Tenant. The costs of maintaining the account shall be covered from the interest on the account. If the costs of maintaining the account exceed interests raised from security, the Tenant is obliged to pay the residual to the Landlord upon the written challenge.

V.

Tenant’s Rights and Obligations

1.	The Tenant shall be obliged to use the Object of the Lease exclusively for the purpose according to Article III, Section 1 hereof and in accordance with its technical-economic determination, pursuant to the applicable building regulations.

2.	The Tenant shall be obliged to settle payments according to the provisions of Article IV hereof on a due and timely basis.

3.	The Tenant shall be obliged to carry out regular maintenance (repairs and replacements) at its own expense up to the total amount of CZK 15,000.00 per annum.

4.	Regular maintenance or replacement shall mean:

a)	repairs of individual top parts of the flooring, repairs of floor coverings and the replacement of doorsills and fillets,

b)	repairs of individual parts of windows and doors and their components and the replacement of locks, fittings, handles, blinds and Venetian blinds,

c)	replacement of switches, plugs, bells, illuminants and intercoms including electric locks,

d)	repairs of the Object of the Lease and its equipment and the replacement of components of individual pieces of this equipment, which are not specified under Clauses a) to c) provided that the costs of one repair are no higher than CZK 1,000.00. If there are several repairs of one item carried out, which are connected with each other and linked together in terms of time, the total sum of the costs of the connected repairs shall be decisive.

The following shall not be considered as regular repair or replacement:

a)	repairs of radiators and central heating distribution

b)	guarantee repairs.

5.	The Tenant shall be obliged to notify the Landlord without undue delay of any need for repairs in excess of the regular maintenance, which the Landlord is supposed to carry out, and to allow the performance of these repairs. Failing this, the Tenant shall be responsible for damage incurred due to its failure to meet this obligation. It shall be also obliged to notify the Landlord without undue delay of all changes occurring in and on the Object of the Lease, namely those incurred due to the Tenant’s fault and those incurred without its influence and will, except for changes caused by the Landlord.

6.	Should the Tenant intend to change its line of business for which it has been using the Object of the Lease, and should it be clear that such a change will materially affect the use of the Object of the Lease, it shall be obliged to notify this to the Landlord without undue delay and to ask the Landlord for its written approval of such a change.

7.	The Tenant shall be obliged to notify the Landlord immediately of any possible insured accidents concerning the Object of the Lease and to take all necessary measures in order to minimize the scope of damage caused by the insured accident.

8.	The Tenant shall be obliged to arrange at its own expense the checks and controls of its own installations in the Premises according to the applicable legal regulations.

9.	Without the prior written approval of the Landlord, the Tenant shall not be entitled to let a third party use the Object of the Lease.

10.	Without the prior written approval of the Landlord, the Tenant is further not entitled to perform any adjustments of the electronic security system (hereinafter referred to as the “ESS”) or telecommunications systems or to carry out any construction works without the Landlord’s approval.

11.	The Tenant shall be fully liable to the control bodies for safe use of the Object of the Lease in the extent determined by the generally binding legal regulations.

12.	When using the Object of the Lease, the Tenant shall be obliged to comply with all the applicable legal regulations. In the event of a failure to comply with them, the Tenant shall be liable to the Landlord for any damage caused.

13.	The Tenant undertakes to refrain from any actions that will or might disturb the exercise of other user and rental rights in the Building where the Object of the Lease is located.

14.	The Tenant shall be obliged to ensure by its employees and visitors the due closing of windows and locking of the main entrance doors to the Building in which the Object of the Lease is located.

15.	The Tenant shall be obliged to ask for the prior written approval of the Landlord in the event of making use of space in and on the Building for posting its company logos and advertising slogans. By signing this Contract, the Landlord approves the placement of the Tenant’s logos on the Landlord’s orientation system located in front of the Building and at the reception premises.

16.	The Tenant shall be obliged to arrange at its own expense regular cleaning of the Premises, which form the Object of the Lease according to this Contract.

17.	The Tenant shall be obliged to reimburse the Landlord for all costs spent by the Landlord in connection with an extraordinary intervention of a security agency or a false alarm as a result of a failure by the Tenant to meet an obligation, the Tenant’s negligence or incompetent operation of the ESS, namely by the Tenant and by its employees. To this end, the Landlord shall be obliged to make the Tenant and his employees familiar with the operation of the ESS, with the obligations concerning the ESS and the price list of charges of the security agency. Should the Landlord fail to meet this obligation, the Tenant shall not be obliged to reimburse the Landlord for the costs specified in sentence one of this Section.

18.	After the expiration of the agreed term of lease or in the event of any other termination of the validity and effectiveness hereof, the Tenant undertakes to vacate the Object of the Lease and hand it over to the Landlord in a proper condition taking into consideration current wear and tear. This shall not affect the provisions of Article VII, Section 3 hereof.

19.	During the term of the landlord-tenant relationship based on this Contract, the Tenant shall be obliged to conclude and maintain effective, at its own expense, an insurance policy against natural hazards and an insurance policy against the theft of all of its assets located in the leased premises. The Tenant shall be further obliged to conclude, at its own expense, third party liability insurance and leased premises insurance to the insured amount of CZK 5 million. Within 14 days as of the Lease Contract conclusion, the Tenant shall be obliged to present to the Landlord a copy of a valid insurance contract or insurance certificate. This Tenant’s obligation is also met by presentation of the Tenant’s statutory declaration, in which it shall declare that it is insured.

VI.

Landlord’s Rights and Obligations

1.	The Landlord in case is needed and necessary shall be obliged to allow the Tenant proper and undisturbed use of the Object of the Lease and to keep the Object of the Lease, at its own expense, in a condition fit for the agreed purpose of the lease. According to Article V, Section 3 hereof, however, the regular maintenance of the Object of the Lease shall be provided by the Tenant at its own expense. The Landlord shall be obliged to arrange for the Tenant the supply of Services connected with the lease while the considerations related to the supplies of these services shall be paid by the Tenant according to Article IV hereof. The following services are concerned:

–	electric energy, water rate, sewage charge, heating, gas, municipal waste disposal, security guard, cleaning and maintenance of the Real Estate and their vicinity.

2.	The Landlord shall be obliged to repair the buildings in which the Premises are located, and it shall be obliged to notify the Tenant sufficiently in advance of all reconstructions and repairs that might affect the Tenant’s activity. The Landlord undertakes to adjust the schedule of repair works so that the Tenant may exercise its activity.

3.	The Landlord or a person authorized by it shall be entitled, on the basis of prior notice delivered to the Tenant sufficiently in advance, to enter the Object of the Lease in particular for the purposes of checking compliance with this Contract as well as performing maintenance, necessary repairs or checks of electricity, water and other systems should it be necessary, namely only during regular business hours and accompanied by an authorized person of the Tenant, in the event of an accident or imminent damage at any time, even without prior notice.

4.	The takeover of the Object of the Lease including its condition shall be recorded in the handover report that shall be signed by the Landlord and the Tenant.

VII.

Term of the Lease and Termination of the Contract

1.	This Contract is concluded for a definite period of time, namely for 4 years as of the date of its conclusion.

2.	This Contract may be terminated on the basis of a written notice of termination served by the Tenant, even without stating a reason. The period of notice shall be 3 months and it shall begin to run on the first day of the month following the month in which the notice of termination was delivered to the Contracting Party.

3.	The Contracting Parties further agree that the validity and effectiveness of this Contract shall always be extended automatically by one year unless one of the Contracting Parties notifies the other in writing at least 1 month before the expiration of the term for which this Contract is concluded, that it is not interested in further continuation of this Contract. In this event, the validity and effectiveness hereof shall terminate at the moment of expiration of the agreed term hereof or upon expiration of the term for which this Contract was extended automatically on the basis of this provision, respectively.

4.	The Contracting Parties further agree that the Landlord may terminate this Contract before expiration of the agreed term in particular if the Tenant breaches its obligations in any of the following manners and does not remedy such breach within a reasonable time after receipt of the Landlord’s written request for remedy:

a)	the Tenant has been using the Object of the Lease in a manner inconsistent with the Contract;

b)	the Tenant has been failing to meet its obligations arising from Article V hereof;

c)	the Tenant is in default in payment of the rent or consideration for Services, the provision of which is connected with the lease;

d)	the Tenant or persons using the Object of the Lease with it materially breach the peace and order in the Real Estate;

e)	the Tenant has subleased the Object of the Lease or a part thereof without the Landlord’s approval;

f)	the Tenant has breached its obligation determined in Article III, Section 3 hereof.

In this event, the Contracting Parties agree that the period of notice shall be 3 months and it shall begin to run on the first day of the month after the delivery of the written notice of termination to the Tenant.

5.	In the event that this Contract is terminated by a notice of termination according to Section 3 or after expiration of the agreed term of lease or for legal reasons no later than as of the date of the termination of the landlord-tenant relationship or upon withdrawal from this Contract, the Tenant shall be obliged to vacate the Object of the Lease and hand it over to the Landlord no later than as of the date of the termination of the landlord-tenant relationship or upon withdrawal from this Contract. Should the Tenant fail to vacate the Object of the Lease and the delay is longer than 30 calendar days, the Landlord shall be entitled to remove all movable assets and equipment of the Object of the Lease belonging to the Tenant, to register the assets in a report and to store it temporarily in a place reserved for these purposes, at the expense of the Tenant.

6.	In the event of a default in vacating or in the event of only a partial vacating of the Object of the Lease, the Tenant grants its approval to the Landlord to vacate the Object of the Lease, the Landlord being entitled to start vacating the Object of the Lease as of the date following 30 calendar days after the termination of the landlord-tenant relationship. The Tenant undertakes to tolerate vacating of the Object of the Lease by the Landlord and to reimburse the costs connected therewith to the Landlord.

7.	In the event mentioned in Article VII Section 6 the Tenant is also obliged and undertakes to pay contractual penalty in amount of CZK 944.00 per each of delay with vacating the Object of the Lease.

8.	A handover report shall be executed about the handover of the Object of the Lease according to Section 4 of this Article that shall be signed by the Landlord and the Tenant.

VIII. Extension of leased premises

1.	The Landlord is inter alia the sole owner of the non-residential premises No. 3.60 with the area of 145.75 m2 located on the 3rd above-ground storey of the Building (hereinafter referred to as the “Laboratory”).

2.	The precise location of the Laboratory is clear from the graphic drawing that forms Annex No. 1 to this Contract.

3.	The Contracting Parties agree that under the terms and conditions of this Article VIII and on the basis of a written invitation of the Landlord, they will enter into the amendment to this Contract in the wording that forms Annex No. 4 hereto (the “Amendment”). According to the provisions of Section 50b of the Civil Code, the Contracting Parties agree that upon agreement of both Contracting Parties the content of the Amendment may be further amended and modified in order to meet the will of both parties.

4.	The Landlord shall be obliged to serve the written invitation to conclude the Amendment according to Article VIII (3) hereof, i.e. deliver it to the address of the Tenant’s registered office specified above, no later than two (2) months as of the date of entering into this Contract unless the Contracting Parties agree otherwise in writing.

5.	The Tenant shall be obliged and undertakes to enter into the Amendment in the wording that forms Annex No. 4 hereof no later than within 30 days as of delivery of the written invitation of the Landlord, however subject to the condition precedent that the Construction Works (as defined below) are duly completed by the Landlord as foreseen in Annex No.2 which forms an integral part hereof and duly approved for use by the competent Building Authority.

6.	Before the execution of the Amendment, the Landlord shall carry out construction works in the Laboratory, whose precise description and scope is included in Annex No. 2 to this Contract, which forms an integral part hereof (hereinafter referred to as the “Construction Works”). The Landlord undertakes to complete the Construction Works no later than 40 days after signing this Contract. In case of delay with the completion of the Construction Works the Landlord shall pay to the Tenant a contractual penalty in the amount of CZK 52,166 (to wit: fifty two thousand one hundred and sixty six Czech crowns) plus additional CZK 1,739 (to wit: one thousand seven hundred and thirty nine Czech crowns) for each day of delay. This shall not exclude the Tenant’s right to claim damages in full extent.;

7.	The Landlord shall carry out the Construction Works on and in the Laboratory according to the request, needs and in the extent required by the Tenant for the exercise of its business activity in the Laboratory;

8.	By signing of this Contract the Tenant approves the Construction Works which are to be carried out by the Landlord on and in the Laboratory according to Annex No. 2;

9.	The Landlord shall carry out the Construction Works in their entire extent at its own expense and risk;

10.	The Tenant is aware of the fact that the Construction Works will be performed exclusively for its business needs and if there was no request of the Tenant, the Landlord would not perform them on and in the Laboratory;

11.	The Landlord and the Tenant agree that the costs connected with the Construction Works shall not exceed CZK 1,100,000 (to wit: one million one hundred thousand Czech crowns) (hereinafter referred to as the “Construction Costs”), whereas any changes regarding the amount of the Construction Costs shall be approved by the Contracting Parties in writing;

12.	In case that the Tenant is in default with conclusion of the Amendment by more than ninety (90) days, the Tenant shall be obliged and undertakes to pay the Landlord a contractual penalty consisting of:

(i)	amount of the Construction Costs, i.e. the amount of CZK 1,100,000 (to wit: one million one hundred thousand Czech crowns) or the amount agreed by the Parties in writing in accordance with this Article VIII (11) ; and

(ii)	the total amount of costs reasonably spent on construction works in order to reinstate the original construction-technical condition of the Laboratory, i.e. the condition of the Laboratory prior to the commencement of the Construction Works, however in any case not exceeding the amount of CZK 1,100,000 (to wit: one million one hundred thousand Czech crowns).

The above stated penalty shall be payable by the Tenant within fourteen (14) days upon receipt of the Landlord’s notice containing the calculation of the amount specified under point (ii) of this Article VIII (12), accompanied with copies of invoices evidencing the total amount of costs that were reasonably spent on the construction works necessary to reinstate the original construction-technical condition of the Laboratory.

13.

The Tenant shall exempt itself from the obligation according to the Article VIII Section (12) hereof provided that within the period of sixty (60) days as of the date on which the Landlord served in accordance with Article VIII Section (4) hereof its invitation to conclude the Amendment to the Tenant, it arranges the conclusion of a lease contract on the Laboratory with the wording and under the terms and conditions hereof between the Landlord and a third party. The Landlord has to approve the conclusion of the lease contract on the Laboratory with a third party and it shall not be entitled to withhold his approval of the lease contract on the Laboratory conclusion unreasonably in case the third party conducts business in a similar area as the Tenant and has similar economic standing.

IX.

Final Provisions

1.	This Contract becomes valid and effective upon signing by both Contractual Parties.

2.	Should any provision hereof be or become ineffective, the other provisions hereof shall remain effective. The Contracting Parties undertake to replace the ineffective provision hereof with a different, effective provision, whose content and meaning shall best correspond to the content and meaning of the original ineffective provision.

3.	Any changes to this Contract may be executed only in the form of written amendments bearing dates and signed by authorized representatives of both parties. This shall not affect the provisions of Article IV, Section 5 hereof.

4.	The Contracting Parties declare that they have read this Contract before its signing, that this Contract is concluded on the basis of mutual discussions on the basis of their true and genuine will, in a specific, serious and comprehensible manner.

5.	This Contract is executed in four counterparts in English with equal validity to the original, of which the Contracting Parties shall receive two counterparts each.

Annex No. 1: Layout plan with identification of the Premises and the Laboratory

Annex No. 2: Description and scope of Construction Works

Annex No. 3: Copy of the Use Permit

Annex No. 4: Amendment

Annex No. 5: Services

Plzeň, dated: October 1, 2009                              Plzeň, dated: September 23, 2009

/s/ Adolf Bláha	/s/ Florian Fischer
Landlord	Tenant

Vědeckotechnický park Plzeň, a.s.	Abcheck s.r.o.
Adolf Bláha	Dr. Florian Fischer
Chairman of the Board of Directors	Managing Director

Annex No. 2

Description and scope of the construction works

Room no. 3.60 will be divided with partition walls and doors as shown on the plan. The current door will be removed and two other doors will be built instead according to the plan in the wall between rooms no. 3.60 and 3.50.

All the new rooms will be equipped with electricity supply system, water supply system, drainage, data cabling and ventilation system.

The estimated costs are 1.1 mil. CZK.

English Translation of Annex No. 3

Municipality of the city of Pilsen, division of building administration

Plzeň, 20th February 2008

Competent person: Iveta Bezděková

Builder:

Vědeckotechnický park Plzeň, Riegorva 206/1, 30100 Plzeň

Plzeňská energetika a. s., Tylova 1/57, 316 00 Plzeň

FINAL INSPECTION RULING

On 7th January 2008 Vědeckotechnický park a.s. (VTP) asked for the final inspection ruling of the building: Vědeckotechnický park Plzeň – 1st stage.

Building permit was issued on 31st March 2006 (No. STAV/526/06/BEZ/6), executive date – 13th April 2006. Building permit was issued on 31st March 2006 (No. STAV/527/06/BEZ/6), executive date – 13th April 2006.

Decision of the building change before its completion was issued on 14th June 2007 (STAV/4941/06/BEZ-7), executive date 7th July 2007.

1.	On the ground of the review (according to the local laws) Municipality of the city of Pilsen gives a permission to use the buildings:

PS 01 – Substation

SO 02 – VTP Buildings

DSO 02.1 – Building A

02.1.1 – Architectural and construction arrangement

1st floor: offices (room No. 1.29, 1.30 and 1.31 of A2 building will be used as a genetic laboratory), conference rooms, sanitary facilities, server

2nd floor: offices, conference rooms, server, sanitary facilities, kitchen, storage room

3rd floor: offices, conference rooms, server, sanitary facilities, kitchen, storage room

SO 04 – Water supply

SO 05 – Sewerage system

SO 06 – Gas fixture

SO 09 – Wiring

SO 10 – Outside lightning

SO 11 – Low-voltage fixture

On the ground of the review (according to the local laws) Municipality of the city of Pilsen gives a permission to use these buildings:

SO 03 – Roads, parking space, pavements

Requirements for the use of the building:

–	observance of the fire/safety regulations

The participants of the proceeding are Vědeckotechnický park Plzeň a.s. and Plzeňská energetika a. s.

JUSTIFICATION

The proposal of the final inspection was reviewed in its entirety, especially at the meeting (held on 29th January 2008). Parties that gave opinion on the proceeding: builders, Regional Labour Inspectorate, Regional Health Department, Regional Fire Brigade Department, Local Department of the Public Estate – road network department, designer. Their final statements are neither negative nor contradictory. On the basis of the final inspection proceeding it was found out that the building was realized according to the project documentation verified by building authority and that the conditions set by the building permit were observed. Small differences of the building from the project documentation are approved by the Building Authority.

The proposal was documented in the required way:

–	Documentation of the real building realization

–	Report concerning handover and takeover of the building

–	Geometric plan No. 2050-84/2006

–	Protocol about digital data handover from SITMP

–	Geodetic surveys of the real building realization

–	Documentary part

–	Dotermination of local traffic (No. DOP/175/08, executive date 23rd January 2008)

–	Report concerning volume activity od radon

INSTRUCTION

According to the local laws it is possible to appeal against this ruling within 15 days. It is necessary to state a range of disagreement and the discrepancy with local laws or inaccuracy of the ruling or proceeding. To appeal only against the reasoning of the ruling is inadmissible.

Issued by:

Ing. Jiří Balihar, Head of the Building Administration, Municipality of the city of Pilsen

The building was assigned a descriptive number 1202 – Skvrňany and a marking number Teslova 3.

Annex No. 5

Calculation of lease holder’s portion in energy and service consumption - building A

Pursuant to the provisions of Article IV. section 8) of the Contract of Lease, the energy and service consumption is charged to lease holders as follows:

–	Electric energy

–	Heat

–	Water supply and sewer services

–	Security guard

–	Cleaning

–	Maintenance of the premises

–	Waste collection

The portion of particular lease holders in total sums charged by energy and service suppliers is calculated by means of a coefficient derived from the square area leased Q=W / Z; where: W is the surface area leased by the lease holder (in m2): Z is the total area of the building minus the space shared by all lease holders.

The amount charged to a lease holder is based on the coefficient Q multiplied by the total amount of the particular costs of the above specified services consumed in the building A.

The consumption of electric energy in room No. 3.60 is invoiced on the basis of a regular monthly reading on the subsidiary electric meter installed in the room.

The consumption of electric energy in other leased rooms is calculated on the basis of the coefficient Q1 multiplied by the amount charged by the supplier for building A, minus the rooms that are connected to subsidiary electric rooms. the coefficient Q1 is the area leased by a leaseholder (in m2) not connected to a subsidiary electric meter, divided by the total area of building A minus the areas connected to subsidiary electric meters.

The amounts invoiced for the security guard, maintenance of the premises and waste collection in building A are divided into portions corresponding to the areas of buildings (A, F, G, H).

The heat consumption, the water supply and sewer services. and the consumption of cleaning agents and hygienic materials is invoiced separately for building A, there are no other adjustments.

Office cleaning is charged on the basis of the real costs of particular leased rooms, according to the calculation provided by the supplier of the service. Cleaning of the rooms shared by all lease holders is recalculated to a particular lease holder by means of the coefficient Q.